Exhibit 99.1

Corporate Communications 817-967-1577 mediarelations@aa.com

FOR RELEASE: Thursday, April 27, 2017

AMERICAN AIRLINES GROUP REPORTS

FIRST-QUARTER PROFIT

FORT WORTH, Texas – American Airlines Group Inc. (NASDAQ: AAL) today reported its first-quarter 2017 results, including these highlights:

•	Recorded a first-quarter 2017 pre-tax profit of $365 million, or $491 million excluding net special items,[1] and net profit of $234 million, or $308 million excluding net special items

•	Reported first-quarter earnings of $0.46 per diluted share, or $0.61 per diluted share excluding net special items

•	Deferred the first delivery of Airbus A350 XWBs from 2018 to 2020, delaying capital expenditures and providing additional widebody capacity flexibility

•	Announced an unprecedented step to increase hourly base pay for the airline’s crewmembers outside of contract negotiations, bringing those workgroups’ base pay levels to the top of the industry, consistent with other American Airlines workgroups

“We are excited about the long-term prospects for American Airlines, and our first-quarter results only serve to reinforce our enthusiasm. We successfully launched several important commercial initiatives, including Basic Economy and Premium Economy, which are designed to provide more choice for our customers. We expanded our global presence with our planned investment in China Southern Airlines. We continued to make significant investments in our product, including taking delivery of 22 new aircraft. These new deliveries widen our already significant advantage in average fleet age versus our large competitors,” said Doug Parker, Chairman and CEO.

“Investing in our product, however, is not enough to retain our customers’ loyalty if we are not investing in our team. As a service business, it is our team who will differentiate American from the competition. Recently we reiterated a commitment we made when we merged our airlines over three years ago – that team members would be paid as much as their industry peers. This commitment will be realized by adjusting the base pay levels for our flight attendants and pilots outside of contract negotiations.

“The American team did an amazing job of taking care of our customers during the quarter. This commitment was demonstrated in the improvement in our operating reliability, improved mishandled baggage rates, and improved on-time performance. All of this work is being recognized by others, too, as American was named Air Transport World’s Airline of the Year for 2017 and Full Service Airline Brand of the Year by the Harris Poll.

American Airlines Group Reports First-Quarter Results

April 27, 2017

“The future is very bright and we are well on our way to validating the trust placed in us by our team members, our customers and our investors. Today’s results are an affirmation that we are on the proper path to that long-term objective,” Parker said.

Revenue and Expenses

•	Reported a 2.0 percent increase in total revenue, to $9.6 billion. First-quarter total revenue per available seat mile rose 3.1 percent year-over-year

•	Accrued approximately $31 million for the company’s profit sharing plan

	GAAP		Non-GAAP[1]
	1Q17	1Q16	1Q17	1Q16
Total operating revenues ($ mil)	$9,624	$9,435	$9,624	$9,435
Total operating expenses ($ mil)	9,023	8,100	8,902	7,996

Operating income ($ mil)	601	1,335	722	1,439

Pre-tax income ($ mil)	365	1,117	491	1,221
Pre-tax margin	3.8%	11.8%	5.1%	12.9%

Net income ($ mil)	234	700	308	765

Earnings per diluted share	$0.46	$1.14	$0.61	$1.25

Strong demand and improving yields drove a 2.0 percent increase in total revenue, to $9.6 billion. Other revenue was up 9.3 percent primarily due to the new co-branded credit card agreements that became effective in the third quarter of 2016. Total revenue per available seat mile increased by 3.1 percent, on a 1.1 percent decline in total available seat miles.

Total first-quarter operating expenses were $9.0 billion, up 11.4 percent year-over-year due primarily to a 37.8 percent increase in consolidated fuel expense. Total first-quarter cost per available seat mile excluding fuel and special items was 11.16 cents, up 7.6 percent year-over-year, due primarily to a 6.5 percent increase in salaries and benefits expense and other investments to improve the operation.

Commercial Initiatives

•	Launched Basic Economy for sale on 10 routes, for travel that began March 1. We also began selling Premium Economy seats on select international routes, for travel beginning May 4

American Airlines Group Reports First-Quarter Results

April 27, 2017

•	Entered into an arrangement with Scandinavian Airlines to obtain two slot pairs at London’s Heathrow Airport, strengthening American’s presence at a key international gateway for American and joint business partner British Airways

•	Simplified the boarding process, using intuitive group numbers to streamline and speed up the boarding process and improve the experience for customers

We are continuing to expand Basic Economy and Premium Economy as we add new options to offer the right fare for each customer. Each new 787-9 delivery includes Premium Economy, a new class of service between the Main Cabin and Business Class on international flights. We expect to have 14 of these aircraft by the end of 2017. In addition, a retrofit program to add Premium Economy to most of our other widebody aircraft begins later this year and will be completed by the end of 2018.

“While it’s still early, the initial results from our new Basic and Premium Economy products are encouraging. Approximately 50 percent of customers who are presented with a choice for Basic Economy end up choosing a Main Cabin fare, showing that they understand their options and are choosing the ticket that’s the right fit for their travel,” said Robert Isom, American Airlines President.

“We also moved quickly on the opportunity to add two new slot pairs at Heathrow, which we will use to improve service to and from one of the world’s most important business markets,” Isom said.

“We expect second-quarter TRASM to rise approximately 3.0 to 5.0 percent, which reflects improving customer demand in both corporate and leisure travel. We also expect second-quarter pre-tax margin excluding special items to be between 11.0 and 13.0 percent,”2 Isom said.

People Accomplishments

•	Distributed its first annual profit-sharing payment as a combined airline for 2016

•	Contributed $279 million to the company’s defined benefit plan in April

•	Began offering 10 weeks of maternity pay and reimbursements for $4,000 in adoption expenses regardless of workgroup or representation status

In addition, the company yesterday disclosed on form 8-K with the Securities Exchange Commission that it has offered a mid-contract hourly base pay rate adjustment for its flight attendants and pilots of an average of approximately five percent and an average of eight percent, respectively.

Capital Investments, Fleet, and Shareholder Return

•	Returned $563 million to stockholders through repurchases of 11.7 million shares for $512 million and dividends of $51 million in the first quarter

American Airlines Group Reports First-Quarter Results

April 27, 2017

•	Declared a dividend of $0.10 per share, to be paid on May 30, 2017, to stockholders of record as of May 16, 2017

American plans to invest $4.1 billion in new aircraft this year, as it continues to renew its fleet. During the quarter, the company invested $1.2 billion as it took delivery of 17 mainline aircraft and five regional aircraft. These new deliveries will replace aircraft that are expected to leave the fleet. In addition, the company expects to invest $1.6 billion in non-aircraft capital expenditures in 2017 focused on integrating the airline, product enhancements, and operational improvements.

To provide widebody capacity flexibility, the company reached an agreement with Airbus to defer delivery of the A350 XWB. Under the new delivery schedule, American expects to receive its first A350 aircraft in late 2020 instead of 2018 as previously planned. American now expects to receive 22 A350s from 2020 through 2024, with an average deferral of two years. In addition, the company reached an agreement with Boeing to defer the delivery of two 787-9 aircraft from the second quarter of 2018 to the first quarter of 2019.

These changes as well as the impact of changes to net pre-delivery payments reduce the company’s planned capital expenditures by $500 million in 2018 and $300 million in 2019 and in 2020.

Since mid-2014, the company has returned more than $10.2 billion to stockholders primarily through share repurchases and dividends, and reduced the share count by 34 percent to 495.7 million shares. As of March 31, the company had approximately $1.5 billion remaining of its $2.0 billion share repurchase authority.3

Investor Update

For additional financial forecasting detail, please refer to the company’s investor relations update, filed with the Securities and Exchange Commission on Form 8-K. This filing will be available at aa.com/investorrelations.

Conference Call / Webcast Details

The company will conduct a live audio webcast of its earnings call today at 7:30 a.m. CT, which will be available to the public on a listen-only basis at aa.com/investorrelations. An archive of the webcast will be available on the website through May 27.

Notes

1.	In the first quarter, the company recognized $126 million in net special items before the effect of income taxes, principally consisting of merger integration expenses relating to information technology, professional fees, rebranding of aircraft and airport facilities and training, as well as fleet restructuring expenses driven by the merger. See the accompanying notes in the Financial Tables section of this press release for further explanation, including a reconciliation of all GAAP to non-GAAP financial information.

American Airlines Group Reports First-Quarter Results

April 27, 2017

2.	American is unable to reconcile certain forward-looking projections to GAAP as the nature or amount of special items cannot be determined at this time.

3.	Share repurchases under the buyback program may be made through a variety of methods, which may include open market purchases, privately negotiated transactions, block trades or accelerated share repurchase transactions. Any such repurchases will be made from time to time subject to market and economic conditions, applicable legal requirements and other relevant factors. The program does not obligate the company to repurchase any specific number of shares or continue a dividend for any fixed period, and may be suspended at any time at the company’s discretion.

About American Airlines Group

American Airlines and American Eagle offer an average of nearly 6,700 flights per day to nearly 350 destinations in more than 50 countries. American has hubs in Charlotte, Chicago, Dallas/Fort Worth, Los Angeles, Miami, New York, Philadelphia, Phoenix, and Washington, D.C. American is a founding member of the oneworld® alliance, whose members serve more than 1,000 destinations with about 14,250 daily flights to over 150 countries. Shares of American Airlines Group Inc. trade on Nasdaq under the ticker symbol AAL. In 2015, its stock joined the S&P 500 index. Connect with American on Twitter @AmericanAir and at Facebook.com/AmericanAirlines.

Cautionary Statement Regarding Forward-Looking Statements and Information

Certain of the statements contained in this report should be considered forward-looking statements within the meaning of the Securities Act of 1933, as amended (the Securities Act), the Securities Exchange Act of 1934, as amended (the Exchange Act), and the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by words such as “may,” “will,” “expect,” “intend,” “anticipate,” “believe,” “estimate,” “plan,” “project,” “could,” “should,” “would,” “continue,” “seek,” “target,” “guidance,” “outlook,” “if current trends continue,” “optimistic,” “forecast” and other similar words. Such statements include, but are not limited to, statements about our plans, objectives, expectations, intentions, estimates and strategies for the future, and other statements that are not historical facts. These forward-looking statements are based on our current objectives, beliefs and expectations, and they are subject to significant risks and uncertainties that may cause actual results and financial position and timing of certain events to differ materially from the information in the forward-looking statements. These risks and uncertainties include, but are not limited to, those set forth in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2017 (especially in Part I, Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations, and Part II, Item 1A. Risk Factors), and in our other filings with the Securities and Exchange Commission (the SEC), and other risks and uncertainties listed from time to time in our other filings with the SEC. There may be other factors of which we are not currently aware that may affect matters discussed in the forward-looking statements and may also cause actual results to differ materially from those discussed. We do not assume any obligation to publicly update or supplement any forward-looking statement to reflect actual results, changes in assumptions or changes in other factors affecting these forward-looking statements other than as required by law. Any forward-looking statements speak only as of the date hereof or as of the dates indicated in the statements.

American Airlines Group Reports First-Quarter Results

April 27, 2017

American Airlines Group Inc.

Condensed Consolidated Statements of Operations

(In millions, except share and per share amounts)

(Unaudited)

	3 Months Ended March 31,		Percent
	2017	2016	Change
Operating revenues:
Mainline passenger	$6,607	$6,564	0.6
Regional passenger	1,548	1,523	1.7
Cargo	172	162	6.3
Other	1,297	1,186	9.3

Total operating revenues	9,624	9,435	2.0

Operating expenses:
Aircraft fuel and related taxes	1,402	1,029	36.2
Salaries, wages and benefits	2,825	2,652	6.5
Regional expenses:
Fuel	318	219	45.2
Other	1,255	1,213	3.4
Maintenance, materials and repairs	492	419	17.5
Other rent and landing fees	440	422	4.4
Aircraft rent	295	306	(3.8)
Selling expenses	318	308	3.2
Depreciation and amortization	405	355	14.1
Special items, net	119	99	19.8
Other	1,154	1,078	7.1

Total operating expenses	9,023	8,100	11.4

Operating income	601	1,335	(55.0)

Nonoperating income (expense):
Interest income	21	13	63.6
Interest expense, net	(257)	(239)	7.6
Other, net	—	8	nm

Total nonoperating expense, net	(236)	(218)	8.3

Income before income taxes	365	1,117	(67.4)

Income tax provision	131	417	(68.7)

Net income	$234	$700	(66.6)

Earnings per common share:
Basic	$0.46	$1.15

Diluted	$0.46	$1.14

Weighted average shares outstanding (in thousands):
Basic	503,902	606,245

Diluted	507,797	611,488

Note: Percent change may not recalculate due to rounding.

American Airlines Group Reports First-Quarter Results

April 27, 2017

American Airlines Group Inc.

Consolidated Operating Statistics

(Unaudited)

	3 Months Ended March 31,
	2017	2016	Change
Mainline
Revenue passenger miles (millions)	45,211	46,220	(2.2)%
Available seat miles (ASM) (millions)	56,564	57,564	(1.7)%
Passenger load factor (percent)	79.9	80.3	(0.4	)pts
Yield (cents)	14.61	14.20	2.9%
Passenger revenue per ASM (cents)	11.68	11.40	2.4%

Passenger enplanements (thousands)	33,755	34,547	(2.3)%
Departures (thousands)	262	272	(3.4)%
Aircraft at end of period	944	942	0.2%

Block hours (thousands)	819	845	(3.1)%
Average stage length (miles)	1,201	1,205	(0.3)%
Fuel consumption (gallons in millions)	831	855	(2.8)%
Average aircraft fuel price including related taxes (dollars per gallon)	1.69	1.20	40.1%
Full-time equivalent employees at end of period	102,900	100,200	2.7%

Operating cost per ASM (cents)	13.17	11.58	13.7%
Operating cost per ASM excluding special items (cents)	12.96	11.41	13.6%
Operating cost per ASM excluding special items and fuel (cents)	10.48	9.62	8.9%

Regional (A)
Revenue passenger miles (millions)	5,773	5,551	4.0%
Available seat miles (millions)	7,777	7,500	3.7%
Passenger load factor (percent)	74.2	74.0	0.2	pts
Yield (cents)	26.82	27.44	(2.2)%
Passenger revenue per ASM (cents)	19.91	20.31	(2.0)%

Passenger enplanements (thousands)	12,605	12,368	1.9%
Aircraft at end of period	623	597	4.4%
Fuel consumption (gallons in millions)	182	178	2.6%
Average aircraft fuel price including related taxes (dollars per gallon)	1.75	1.24	41.5%
Full-time equivalent employees at end of period (B)	21,400	20,000	7.0%

Operating cost per ASM (cents)	20.23	19.10	5.9%
Operating cost per ASM excluding special items (cents)	20.19	19.03	6.1%
Operating cost per ASM excluding special items and fuel (cents)	16.10	16.11	(0.1)%

Total Mainline & Regional
Revenue passenger miles (millions)	50,984	51,771	(1.5)%
Available seat miles (millions)	64,341	65,064	(1.1)%
Cargo ton miles (millions)	619	543	13.9%
Passenger load factor (percent)	79.2	79.6	(0.4	)pts
Yield (cents)	16.00	15.62	2.4%
Passenger revenue per ASM (cents)	12.67	12.43	2.0%
Total revenue per ASM (cents)	14.96	14.50	3.1%
Cargo yield per ton mile (cents)	27.77	29.77	(6.7)%

Passenger enplanements (thousands)	46,360	46,915	(1.2)%
Aircraft at end of period	1,567	1,539	1.8%
Fuel consumption (gallons in millions)	1,013	1,033	(1.8)%
Average aircraft fuel price including related taxes (dollars per gallon)	1.70	1.21	40.4%
Full-time equivalent employees at end of period (B)	124,300	120,200	3.4%

Operating cost per ASM (cents)	14.02	12.45	12.6%
Operating cost per ASM excluding special items (cents)	13.84	12.29	12.6%
Operating cost per ASM excluding special items and fuel (cents)	11.16	10.37	7.6%

(A) Regional includes wholly owned regional airline subsidiaries and operating results from capacity purchase carriers.

(B) Regional full-time equivalent employees only include our wholly owned regional airline subsidiaries.

Note: Amounts may not recalculate due to rounding.

American Airlines Group Reports First-Quarter Results

April 27, 2017

American Airlines Group Inc.

Consolidated Revenue Statistics by Region

(Unaudited)

	3 Months Ended March 31,
	2017	2016	Change
Domestic - Mainline
Revenue passenger miles (millions)	29,530	30,391	(2.8)%
Available seat miles (ASM) (millions)	35,805	36,543	(2.0)%
Passenger load factor (percent)	82.5	83.2	(0.7	)pts
Yield (cents)	15.31	14.72	4.1%
Passenger revenue per ASM (cents)	12.63	12.24	3.2%

Domestic Consolidated - Mainline and
Total Regional (A)
Revenue passenger miles (millions)	35,303	35,942	(1.8)%
Available seat miles (ASM) (millions)	43,582	44,043	(1.0)%
Passenger load factor (percent)	81.0	81.6	(0.6	)pts
Yield (cents)	17.20	16.68	3.1%
Passenger revenue per ASM (cents)	13.93	13.61	2.3%

Latin America
Revenue passenger miles (millions)	7,490	8,054	(7.0)%
Available seat miles (ASM) (millions)	9,775	10,480	(6.7)%
Passenger load factor (percent)	76.6	76.9	(0.3	)pts
Yield (cents)	14.88	13.78	8.0%
Passenger revenue per ASM (cents)	11.41	10.59	7.7%

Atlantic
Revenue passenger miles (millions)	4,500	4,801	(6.3)%
Available seat miles (ASM) (millions)	6,415	6,893	(6.9)%
Passenger load factor (percent)	70.1	69.7	0.4	pts
Yield (cents)	13.51	14.46	(6.6)%
Passenger revenue per ASM (cents)	9.47	10.07	(5.9)%

Pacific
Revenue passenger miles (millions)	3,691	2,974	24.1%
Available seat miles (ASM) (millions)	4,569	3,648	25.3%
Passenger load factor (percent)	80.8	81.5	(0.7	)pts
Yield (cents)	9.80	9.68	1.3%
Passenger revenue per ASM (cents)	7.92	7.89	0.4%

Total International
Revenue passenger miles (millions)	15,681	15,829	(0.9)%
Available seat miles (ASM) (millions)	20,759	21,021	(1.2)%
Passenger load factor (percent)	75.5	75.3	0.2	pts
Yield (cents)	13.29	13.22	0.6%
Passenger revenue per ASM (cents)	10.04	9.95	0.9%

(A) Revenue statistics for all Regional flying are included herein.

Note: Amounts may not recalculate due to rounding.

American Airlines Group Reports First-Quarter Results

April 27, 2017

Reconciliation of GAAP Financial Information to Non-GAAP Financial Information

American Airlines Group Inc. (the “Company”) sometimes uses financial measures that are derived from the consolidated financial statements but that are not presented in accordance with GAAP to understand and evaluate its current operating performance and to allow for period-to-period comparisons. The Company believes these non-GAAP financial measures may also provide useful information to investors and others. These non-GAAP measures may not be comparable to similarly titled non-GAAP measures of other companies, and should be considered in addition to and not as a substitute for or superior to, any measure of performance, cash flow or liquidity prepared in accordance with GAAP. The Company is providing a reconciliation of reported non-GAAP financial measures to their comparable financial measures on a GAAP basis.

The tables below present the reconciliations of the following GAAP measures to their non-GAAP measure:

•	Pre-Tax Income (GAAP Measure) to Pre-Tax Income Excluding Special Items (non-GAAP Measure)

•	Pre-Tax Margin (GAAP Measure) to Pre-Tax Margin Excluding Special Items (non-GAAP Measure)

•	Net Income (GAAP Measure) to Net Income Excluding Special Items (non-GAAP Measure)

•	Basic and Diluted Earnings Per Share (GAAP Measure) to Basic and Diluted Earnings Per Share Excluding Special Items (non-GAAP Measure)

•	Operating Income (GAAP Measure) to Operating Income Excluding Special Items (non-GAAP Measure)

Management uses these non-GAAP financial measures to evaluate the Company’s current operating performance and to allow for period-to-period comparisons. As special items may vary from period-to-period in nature and amount, the adjustment to exclude special items allows management an additional tool to better understand the Company’s core operating performance.

Additionally, the tables below present the reconciliations of mainline, regional and total operating costs (GAAP measure) to mainline, regional and total operating costs excluding special items and fuel (non-GAAP measure). Management uses mainline, regional and total operating costs excluding special items and fuel to evaluate the Company’s current operating performance and for period-to-period comparisons. The price of fuel, over which the Company has no control, impacts the comparability of period-to-period financial performance. The adjustment to exclude aircraft fuel and special items allows management an additional tool to better understand and analyze the Company’s non-fuel costs and core operating performance.

	3 Months Ended March 31,		Percent Change
Reconciliation of Pre-Tax Income Excluding Special Items	2017	2016
	(in millions)
Pre-tax income as reported	$365	$1,117
Pre-tax special items:
Special items, net (1)	119	99
Regional operating special items, net	2	5
Nonoperating special items, net (2)	5	—

Total pre-tax special items	126	104

Pre-tax income excluding special items	$491	$1,221	-60%

Calculation of Pre-Tax Margin
Pre-tax income as reported	$365	$1,117

Total operating revenues as reported	$9,624	$9,435

Pre-tax margin	3.8%	11.8%

Calculation of Pre-Tax Margin Excluding Special Items
Pre-tax income excluding special items	$491	$1,221

Total operating revenues as reported	$9,624	$9,435

Pre-tax margin excluding special items	5.1%	12.9%

Reconciliation of Net Income Excluding Special Items
Net income as reported	$234	$700
Special items:
Total pre-tax special items (1) (2)	126	104
Net tax effect of special items	(52)	(39)

Net income excluding special items	$308	$765	-60%

American Airlines Group Reports First-Quarter Results

April 27, 2017

	3 Months Ended March 31,
Reconciliation of Basic and Diluted Earnings Per Share Excluding Special Items	2017	2016
	(in millions, except per share amounts)
Net income excluding special items	$308	$765

Shares used for computation (in thousands):
Basic	503,902	606,245

Diluted	507,797	611,488

Earnings per share excluding special items:
Basic	$0.61	$1.26

Diluted	$0.61	$1.25

Reconciliation of Operating Income Excluding Special Items
Operating income as reported	$601	$1,335

Special items:
Special items, net (1)	119	99
Regional operating special items, net	2	5

Operating income excluding special items	$722	$1,439

Reconciliation of Operating Cost per ASM Excluding Special Items and Fuel - Mainline only	3 Months Ended March 31,
	2017	2016
	(in millions)
Total operating expenses as reported	$9,023	$8,100
Less regional expenses as reported:
Fuel	(318)	(219)
Other	(1,255)	(1,213)

Total mainline operating expenses as reported	7,450	6,668

Special items, net (1)	(119)	(99)

Mainline operating expenses, excluding special items	7,331	6,569

Aircraft fuel and related taxes	(1,402)	(1,029)

Mainline operating expenses, excluding special items and fuel	$5,929	$5,540

	(in cents)
Mainline operating expenses per ASM as reported	13.17	11.58

Special items, net per ASM (1)	(0.21)	(0.17)

Mainline operating expenses per ASM, excluding special items	12.96	11.41

Aircraft fuel and related taxes per ASM	(2.48)	(1.79)

Mainline operating expenses per ASM, excluding special items and fuel	10.48	9.62

Note: Amounts may not recalculate due to rounding.

American Airlines Group Reports First-Quarter Results

April 27, 2017

	3 Months Ended March 31,
Reconciliation of Operating Cost per ASM Excluding Special Items and Fuel - Regional only	2017	2016
	(in millions)
Total regional operating expenses as reported	$1,573	$1,432

Regional operating special items, net	(2)	(5)

Regional operating expenses, excluding special items	1,571	1,427

Aircraft fuel and related taxes	(318)	(219)

Regional operating expenses, excluding special items and fuel	$1,253	$1,208

	(in cents)
Regional operating expenses per ASM as reported	20.23	19.10

Regional operating special items, net per ASM	(0.04)	(0.07)

Regional operating expenses per ASM, excluding special items	20.19	19.03

Aircraft fuel and related taxes per ASM	(4.09)	(2.92)

Regional operating expenses per ASM, excluding special items and fuel	16.10	16.11

Note: Amounts may not recalculate due to rounding.

Reconciliation of Operating Cost per ASM Excluding Special Items and Fuel - Total Mainline and Regional	3 Months Ended March 31,
	2017	2016
	(in millions)
Total operating expenses as reported	$9,023	$8,100

Special items:
Special items, net (1)	(119)	(99)
Regional operating special items, net	(2)	(5)

Total operating expenses, excluding special items	8,902	7,996

Fuel:
Aircraft fuel and related taxes - mainline	(1,402)	(1,029)
Aircraft fuel and related taxes - regional	(318)	(219)

Total operating expenses, excluding special items and fuel	$7,182	$6,748

	(in cents)
Total operating expenses per ASM as reported	14.02	12.45

Special items per ASM:
Special items, net (1)	(0.18)	(0.15)
Regional operating special items, net	—	(0.01)

Total operating expenses per ASM, excluding special items	13.84	12.29

Fuel per ASM:
Aircraft fuel and related taxes - mainline	(2.18)	(1.58)
Aircraft fuel and related taxes - regional	(0.49)	(0.34)

Total operating expenses per ASM, excluding special items and fuel	11.16	10.37

Note: Amounts may not recalculate due to rounding.

FOOTNOTES:

(1)

The 2017 first quarter mainline operating special items totaled a net charge of $119 million, which principally included $63 million of merger integration expenses and $63 million of fleet restructuring expenses.

The 2016 first quarter mainline operating special items totaled a net charge of $99 million, which principally included $104 million of merger integration expenses and $26 million of fleet restructuring expenses.

Merger integration expenses included costs related to information technology, professional fees, re-branding of aircraft and airport facilities and training. Additionally, the 2016 period also included merger integration expenses related to alignment of labor union contracts, re-branded uniforms, severance and relocation. Fleet restructuring expenses driven by the merger included the acceleration of aircraft depreciation, impairments, remaining lease payments and lease return costs for aircraft currently grounded or expected to be grounded earlier than planned.

(2)	The 2017 first quarter nonoperating special charges primarily consisted of debt issuance and extinguishment costs associated with a term loan refinancing.

American Airlines Group Reports First-Quarter Results

April 27, 2017

American Airlines Group Inc.

Condensed Consolidated Balance Sheets

(In millions)

(Unaudited)

	March 31, 2017	December 31, 2016
Assets

Current assets
Cash	$374	$322
Short-term investments	6,302	6,037
Restricted cash and short-term investments	543	638
Accounts receivable, net	1,397	1,594
Aircraft fuel, spare parts and supplies, net	1,154	1,094
Prepaid expenses and other	856	639

Total current assets	10,626	10,324

Operating property and equipment
Flight equipment	38,352	37,028
Ground property and equipment	7,332	7,116
Equipment purchase deposits	1,247	1,209

Total property and equipment, at cost	46,931	45,353
Less accumulated depreciation and amortization	(14,640)	(14,194)

Total property and equipment, net	32,291	31,159

Other assets
Goodwill	4,091	4,091
Intangibles, net	2,236	2,173
Deferred tax asset	1,379	1,498
Other assets	2,004	2,029

Total other assets	9,710	9,791

Total assets	$52,627	$51,274

Liabilities and Stockholders’ Equity

Current liabilities
Current maturities of long-term debt and capital leases	$1,714	$1,855
Accounts payable	1,882	1,592
Accrued salaries and wages	1,064	1,516
Air traffic liability	5,298	3,912
Loyalty program liability	3,056	2,789
Other accrued liabilities	2,272	2,208

Total current liabilities	15,286	13,872

Noncurrent liabilities
Long-term debt and capital leases, net of current maturities	22,829	22,489
Pension and postretirement benefits	7,808	7,842
Deferred gains and credits, net	494	526
Other liabilities	2,753	2,760

Total noncurrent liabilities	33,884	33,617

Stockholders’ equity
Common stock	5	5
Additional paid-in capital	6,726	7,223
Accumulated other comprehensive loss	(5,097)	(5,083)
Retained earnings	1,823	1,640

Total stockholders’ equity	3,457	3,785

Total liabilities and stockholders’ equity	$52,627	$51,274